Exhibit 99.1

Shineco, Inc. Enters into Strategic Cooperation Frame Agreement with Life Spectacular, Inc. to Establish NewHemp North American Cosmeceutical Laboratory

The Company aims to explore opportunities in the beauty market

BEIJING, April 30, 2019 (GLOBE NEWSWIRE) --  Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural produce, specialized textiles, and various health and well-being focused plant-based products in China, announced today that the Company, through its wholly owned subsidiary Tenjove NewHemp Biotech Co., Ltd. ("TNB"), entered into a strategic cooperation framework agreement (the “Agreement”) with Life Spectacular, Inc. ("Proven Skincare" or "Proven"), an enterprise specializing in personal custom-made skin care products, on April 27, 2019 to establish a NewHemp North American Cosmeceutical Laboratory (the "Lab") to explore opportunities in the beauty market.

Pursuant to the Framework Agreement, Proven Skincare agrees to organize relevant scientific research personnel, is responsible for product development, testing and promotion and delivering four different types of skin care products qualified formulas in 2019 and 2020 including masks, creams, essences and body lotions. The Company agrees to invest capital to support Proven Skincare, supply CBD materials as well as produce and distribute products in U.S. and China.

CBD is an extract from industrial hemp. Experimental evidence suggests that the ingredients of CBD can effectively relieve irritated skin, establish a protective barrier for the skin surface, improve the skin's healing properties and treat eczema. The cooperation between the Company and Proven will maximize the use of each parties’ respective strengths and jointly contribute to the utilization, development and promotion of CBD products in skin care products. As an emerging trend in the beauty industry, CBD has huge market potential. Investment research firm Cowen has estimated that CBD consumer goods will reach 16 billion US dollars in sales in 2025.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, commented, "This cooperation is an important step for us to expand to overseas markets and develop the value chain of industrial hemp. The policy environment of the North American market, the relatively mature CBD industry and advanced research level, and consumers with higher acceptance will help us to consolidate develop advantages, expand market share, and seize opportunities.”

About Shineco

Incorporated in Delaware in August 1997 and headquartered in Beijing, China, Shineco is a holding company, through its subsidiaries and variable interest entities, undertakes vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit www.tenetjove.com.

About Life Spectacular, Inc.

Incorporated in Delaware and headquartered in San Francisco, California, Life Spectacular, Inc. ("Proven Skincare" or "Proven") is created by world-class engineers and scientists to personalize skin care products, through a combination of artificial intelligence, big data and academic research, reshaping the skin care experience and tailoring individual skin care products. It has obvious advantages in the research and development of skin care products. Proven Skincare has a world-class research team from Stanford University and advanced technology that has won the MIT Annual Startup Company Award. It has built the world's largest database of skin care products, covering more than 20 million. The evaluation of beauty products by users classified by individual characteristics, skin type, geographical location, etc., creates a real data source for the research and development of the industry. For more information about Proven Skincare, please visit www.provenskincare.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com

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